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                                                                     EXHIBIT 8.2

             [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]


                                 June 18, 1998


Bradley Real Estate, Inc.
40 Skokie Boulevard, Suite 600
Northbrook, IL 60062

          Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

     This opinion is furnished to you in our capacity as counsel to Bradley Real Estate, Inc. (the "Company"), a Maryland corporation, regarding the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended. This opinion is rendered in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on or about the date hereof regarding the merger (the "Merger") of Mid-America Realty Investments, Inc. ("MDI") with and into the Company pursuant to an Agreement and Plan of Merger dated as of May 30, 1998 (the "Merger Agreement") by and between the Company and MDI, and the issuance of the Company's 8.4% Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") in the Merger.

     In rendering the following opinion, we have examined the Registration Statement, the Company's Charter (including the Declaration of Trust of Bradley Real Estate Trust) and Bylaws, the Merger Agreement and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We also have relied upon the representations of the Company regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume, and rely upon such assumption, that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. With respect to MDI, we assume, as represented by MDI pursuant to the Merger Agreement, that MDI has been organized and has operated in compliance with the requirements for qualification and taxation
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                            GOODWIN, PROCTER & HOAR LLP

Bradley Real Estate, Inc.
June 18, 1998
Page 2

as a REIT since January 1, 1990 and will continue to so qualify as of the close of its short taxable year ending on the closing date of the Merger (the "Closing Date"). We further assume that Deloitte & Touche LLP will render an opinion on or prior to the Closing Date to that effect in substantially the form attached as Exhibit E to the Merger Agreement. In addition, we have relied on certain additional facts and assumptions described below.

     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, and rely upon such assumption, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date, through and including the date of this letter.

     The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

1. For all years as to which the Company's tax returns remain open for adjustment by the Internal Revenue Service, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Company's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code.
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                            GOODWIN, PROCTER & HOAR LLP

Bradley Real Estate, Inc.
June 18, 1998
Page 3

2. The statements in the Registration Statement set forth under the caption "Federal Income Tax Considerations," to the extent such information constitutes matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.

     We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

     We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Goodwin, Procter & Hoar LLP

                                    Goodwin, Procter & Hoar  LLP